EX 99.1
UCP REPORTS FIRST QUARTER RESULTS

- Revenue of $25.6 Million -
- Added 2,551 Lots -
- ASP in Backlog Increases 32.8% -
- Enters High-Growth Southeast Markets with Purchase of Citizens Homes -

San Jose, California, May 9, 2014. UCP, Inc. (NYSE: UCP) today announced its results of operations for the three months ended March 31, 2014.

First Quarter 2014 Highlights

•	Total consolidated revenue of $25.6 million

•	Revenue from homebuilding operations of $25.4 million

•	Home deliveries of 52 units

•	Net new home orders of 84 units

•	Consolidated gross margin of 18.2%

•	Lots owned and controlled of 7,931

•	Acquires Citizens Homes, Inc. (“Citizens”), a privately held Southeast home builder, for approximately $15 million in cash

“We generated revenue of $25.6 million in the first quarter, marking a 117% increase compared to the same period last year, in furtherance of our stated goal to double our revenues, and community count in 2014. Despite the volatility so far this year, our revenue continues to grow and we expect that profitability to follow,” stated Dustin Bogue, President and Chief Executive Officer of UCP. “We further expanded our geographical diversification with the acquisition of Citizens Homes. The Citizens acquisition provides us with further geographical diversification and a seasoned management team in attractive South East markets. While execution of our growth strategy is progressing, we are focused on improving our gross margin and SG&A leverage as we continue to expand our platform to support the ongoing ramp in our homebuilding operations.”

First Quarter 2014 Operating Results

Total consolidated revenue including both homebuilding and land development segments for the three months ended March 31, 2014 increased 117.1% to $25.6 million, as compared to $11.8 million for the three months ended March 31, 2013.

Revenue from homebuilding operations in the first quarter 2014 rose by $21.1 million, to $25.4 million, as compared to $4.3 million for the same period last year. The improvement was primarily the result of an increase of 40 in the number of homes delivered to 52 during the first quarter, as compared to 12 homes during the prior year period. The primary driver of growth in deliveries was an increase in the number of selling communities to eleven communities in the first quarter, as compared to four in the prior year quarter. Average selling price increased to approximately $489,000 during the first quarter, as compared to approximately $361,000 during the prior year quarter. The increase in average selling price was primarily a result of geographic mix.

Revenue from land sales for the first quarter 2014 was $0.2 million, as compared to $7.5 million in the same period in 2013. This largely reflects UCP’s shift in focus to homebuilding operations, which began in the first half of 2013.

Consolidated gross margins in the current quarter were 18.2% compared to 31.9% in the same period in 2013. Homebuilding gross margin during the first quarter was 18.3%, compared to 20.1% in the same period in 2013, due to an increase in the cost of sales, primarily attributable to a higher cost basis in homes sold.

Sales and marketing expense for the current quarter was $2.6 million as compared to $1.1 million in the 2013 quarter; due to the significant increase in the number of selling communities being marketed and an increase of home delivery transaction costs in the quarter. As a percentage of total revenue, sales and marketing expenses increased to 10.0% in the current quarter as compared to 9.6% last year, primarily as a result of additional sales and marketing headcount in first quarter 2014.

General and administrative expense for the current quarter was $6.3 million as compared to $3.5 million in the 2013 quarter. The increase of $2.8 million is largely due to becoming a public company in July 2013, increased payroll costs associated with higher headcount, $1.0 million of stock based compensation, and approximately $500,000 of expenses for professional fees related to the acquisition of Citizens Homes. As a percentage of total revenue, general and administrative expenses were 24.5% for the first quarter, compared to 29.5% for the same period in 2013.

UCP’s net loss for the first quarter was $4.1 million versus a net loss of $0.8 million in the same period last year.

Net new home orders in the quarter increased to 84 from 62 in the same period in 2013, primarily as the result of an increase in average active selling communities to 11 from 4 in the first quarter of 2013. The increase in communities included model openings in two important multi-phase, master-planned communities; three neighborhoods at East Garrison in Monterey, California, and two neighborhoods at The Preserve in Tumwater, Washington. Unit backlog in the quarter was 67 from 76. Backlog on a dollar basis increased to $31.2 million and the average selling price of homes in backlog increased 32.8% to $466,000 in the first quarter versus the same period last year.

UCP increased total lots owned and controlled to 7,931 from 5,380 at the end of the fourth quarter of 2013. The Company continues to actively pursue opportunities to acquire land in desirable and high growth areas in its attractive markets.

Acquisition Activity

In April 2014, UCP entered the Charlotte, Raleigh, Myrtle Beach and Nashville markets through its acquisition of substantially all of the assets of Citizens Homes, Inc., a privately held homebuilder with operations in those select growth markets in the Southeast. For the full year ended December 31, 2013, Citizens delivered 170 homes generating revenues of approximately $37.3 million. The addition of Citizens’ assets expands UCP’s geographic presence and advances its long-term growth strategy. The purchase price is estimated to be approximately $15 million in cash, and Citizens is eligible to receive additional earn-out payments from UCP of up to $6 million in the aggregate based on performance over the next five years. The acquisition closed in April 2014.

UCP expects to benefit from added scale, increased land holdings, exposure to the high-growth Southeast markets and Citizens’ experienced team of proven operators. UCP expects the strategic acquisition will:

•
Add Scale and Create Opportunities for Accelerated Growth: The acquisition of Citizens’ operating platform and land portfolio is expected to materially increase UCP’s selling communities and land inventory.

•
Provide Opportunity for Sales Growth and Operational Efficiency: As part of UCP, UCP believes there will be an opportunity to increase Citizens’ transaction volume and increase certain operational efficiencies.

•	Enhance Operations: UCP expects to benefit from the experience and relationships of Citizens’ team, who have delivered many homes in Southeast markets over the past years.

Webcast and Conference Call

The Company will host a conference call for investors and other interested parties on Friday, May 9, 2014, beginning at 11:00 a.m. Eastern Time, 8:00 a.m. Pacific Standard Time. Interested parties can listen to the call live on the internet through the Investor Relations section of the Company’s website at www.unioncommunityllc.com.

Listeners are advised to log on to the website at least 15 minutes prior to the call to download and / or install any necessary audio software. The conference call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the Union Community Partners First Quarter 2014 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the conference call.

A replay of the conference call will be available through June 9, 2014, by dialing 1-877-870-5176 for domestic participants or 1-858-384-5517 for international participants and entering the pass code 13581908. An archive of the webcast will be available on the Company’s website for a limited time.

About UCP, Inc.

UCP is a homebuilder and land developer with land acquisition and entitlement expertise with operations in California, Washington State, North Carolina, South Carolina, and Tennessee. UCP designs, constructs and builds high-quality, sustainable single-family homes for a variety of lifestyles and budgets through its wholly-owned subsidiary, Benchmark Communities, LLC. The Benchmark Communities brand is recognized by homebuyers for its high-quality construction and craftsmanship, cutting-edge home design, and customer-centric service and warranty programs.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Homebuilding adjusted gross margin, land development adjusted gross margin and net debt to capital are non-U.S. GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measures is presented in Appendix A hereto.

Contact:

Investor Relations:
Investorrelations@unioncommunityllc.com
408-207-9499 Ext. 476

Media:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com

UCP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except shares and per share data)

	March 31, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$51,653	$87,503
Real estate inventories	214,593	176,848
Fixed assets, net	1,132	1,028
Receivables	420	785
Other assets	1,580	1,156
Total assets	$269,378	$267,320

Liabilities and equity:
Accounts payable and accrued liabilities	$21,088	$18,654
Debt	34,454	30,950
Total liabilities	55,542	49,604

Commitments and contingencies (Note 9)

Stockholders’ Equity
Preferred stock, $0.01 par value; 50,000,000 authorized, no shares issued and outstanding at March 31, 2014 and December 31, 2013	—	—
Class A common stock, $0.01 par value; 500,000,000 authorized, 7,835,562 issued and outstanding at March 31, 2014 and 7,750,000 issued and outstanding at December 31, 2013	78	78
Class B common stock, $0.01 par value; 1,000,000 authorized, 100 issued and outstanding at March 31, 2014 and December 31, 2013	—	—
Additional paid-in capital	93,244	93,117
Accumulated deficit	(4,437)	(1,941)
Total UCP, Inc. stockholders’ equity	88,885	91,254
Noncontrolling interest	124,951	126,462
Total stockholders’s equity	213,836	217,716
Total liabilities and equity	$269,378	$267,320

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended	Three Months Ended
	March 31, 2014	March 31, 2013
REVENUE:
Homebuilding	$25,446	$4,333
Land development	174	7,470
Total revenue	25,620	11,803

COSTS AND EXPENSES:
Cost of sales - homebuilding	20,800	3,460
Cost of sales - land development	146	4,580
Sales and marketing	2,556	1,132
General and administrative	6,271	3,480
Total costs and expenses	29,773	12,652
Loss from operations	(4,153)	(849)
Other income, net	73	39
Net loss before income taxes	(4,080)	(810)
Provision for income taxes	—	—
Net loss	$(4,080)	$(810)
Net loss attributable to noncontrolling interest	(1,584)	(810)
Net loss attributable to stockholders of UCP, Inc.	(2,496)	—
Other comprehensive loss, net of tax	—	—
Comprehensive loss	$(4,080)	$(810)
Comprehensive loss attributable to noncontrolling interest	$(1,584)	$(810)
Comprehensive loss attributable to stockholders of UCP, Inc.	$(2,496)	$—

Weighted average common shares:
Basic and diluted shares outstanding	7,820,351

Basic and diluted loss per share	$(0.32)

UCP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2014	2013
Operating activities:
Net loss	$(4,080)	$(810)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,014	—
Abandonment of real estate inventories	33	9
Depreciation	87	51
Changes in operating assets and liabilities:
Real estate inventories	(37,778)	(13,751)
Receivables	364	(537)
Other assets	(425)	(1,375)
Accounts payable and accrued liabilities	1,622	2,215
Net cash used in operating activities	(39,163)	(14,198)
Investing activities:
Purchases of fixed assets	(191)	(125)
Net cash used in investing activities	(191)	(125)
Financing activities:
Cash contributions from member	—	10,443
Repayments of member contributions	—	(1,716)
Proceeds from debt	11,683	6,496
Repayment of debt	(8,179)	(2,340)
Net cash provided by financing activities	3,504	12,883
Net decrease in cash and cash equivalents	(35,850)	(1,440)
Cash and cash equivalents – beginning of period	87,503	10,324
Cash and cash equivalents – end of period	$51,653	$8,884

Supplemental disclosure of cash flow information:
Debt incurred to acquire real estate inventories	$—	$4,690
Accrued offering costs	$—	$923

Appendix A
Reconciliation of GAAP and Non-GAAP Measures

Gross Margin and Adjusted Gross Margin

	Three Months Ended March 31,
	2014	%	2013	%
	(Dollars in thousands)
Consolidated Adjusted Gross Margin
Revenue	$25,620	100.0%	$11,803	100.0%
Cost of Sales	20,946	81.8%	8,040	68.1%
Gross Margin	4,674	18.2%	3,763	31.9%
Add: interest in cost of sales	438	1.7%	64	0.5%
Add: impairment and abandonment charges	33	0.1%	9	0.1%
Adjusted Gross Margin(1)	$5,145	20.1%	$3,836	32.5%
Consolidated Gross margin percentage	18.2%		31.9%
Consolidated Adjusted gross margin percentage(1)	20.1%		32.5%

Homebuilding Adjusted Gross Margin
Homebuilding revenue	$25,446	100.0%	$4,333	100.0%
Cost of home sales	20,800	81.7%	3,460	79.9%
Homebuilding gross margin	4,646	18.3%	873	20.1%
Add: interest in cost of home sales	438	1.7%	62	1.4%
Add: impairment and abandonment charges	—	—%	—	—%
Adjusted homebuilding gross margin(1)	$5,084	20.0%	$935	21.6%
Homebuilding gross margin percentage	18.3%		20.1%
Adjusted homebuilding gross margin percentage(1)	20.0%		21.6%

Land Development Adjusted Gross Margin
Land development revenue	$174	100.0%	$7,470	100.0%
Cost of land development	146	83.9%	4,580	61.3%
Land development gross margin	28	16.1%	2,890	38.7%
Add: interest in cost of land development	—	—%	2	—%
Add: Impairment and abandonment charges	33	19.0%	9	0.1%
Adjusted land development gross margin(1)	$61	35.1%	$2,901	38.8%
Land development gross margin percentage	16.1%		38.7%
Adjusted land development gross margin percentage(1)	35.1%		38.8%

* Percentages may not add due to rounding.

(1)
Consolidated adjusted gross margin percentage, homebuilding adjusted gross margin percentage and land development adjusted gross margin percentage are non-U.S. GAAP financial measures. Adjusted gross margin is defined as gross margin plus capitalized interest and impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance.

We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable U.S. GAAP financial measure.

Debt-to-Capital Ratio and Net Debt-to-Capital Ratio

	At March 31, 2014	At December 31, 2013
Debt	34,454	30,950
Stockholders’ equity	213,836	217,716
Total capital	$248,290	$248,666
Ratio of debt-to-capital	13.9%	12.4%
Debt	$34,454	$30,950
Less: cash and cash equivalents	51,653	87,503
Cash (net debt)	—	—
Stockholders’ equity	213,836	217,716
Total capital	$213,836	$217,716
Ratio of net debt-to-capital(1)	—%	—%

(1) The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus stockholders’ and member’s equity. The most directly comparable U.S. GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-U.S. GAAP financial measure to the ratio of debt-to-capital in the table above.